EXHIBIT 99.1

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

(Amounts shown in thousands except share and per share data)

	Thirteen Weeks Ended March 26, 2005	Thirteen Weeks Ended March 26, 2005
		(as Revised)
Net sales	$30,851	$30,851
Cost of sales	17,470	17,470

Gross profit	13,381	13,381

Selling, general and administrative expenses (including non-cash compensation expense, net of $145)	12,214	12,730
Restructuring, asset impairments and other charges	—	(422)
Depreciation and amortization	797	797

Total operating expenses	13,011	13,105

Operating income (loss)	370	276
Interest and other income	—	—
Interest and other financial costs	(1,133)	(1,133)

Net loss	(763)	(857)
Preferred stock cumulative dividend	(134)	(100)
Value of the increase in the Series A Preferred conversion ratio and the additional warrants issued to Birks	—	(17)

Net loss attributable to common stockholders	$(897)	$(974)

Weighted average shares outstanding, basic and diluted	36,989,262	36,989,262

Loss per share, basic and diluted	$(0.02)	$(0.02)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts shown in thousands except share and per share data)

	Fiscal Year Ended March 26, 2005	Fiscal Year Ended March 26, 2005
		(as Revised)
Net sales	$142,710	$142,710
Cost of sales	81,715	81,715

Gross profit	60,995	60,995

Selling, general and administrative expenses (including non-cash compensation expense, net of $103)	52,423	53,729
Restructuring, asset impairments and other charges	—	(1,212)
Depreciation and amortization	3,289	3,289

Total operating expenses	55,712	55,806

Operating income (loss)	5,283	5,189
Interest and other income	—	—
Interest and other financial costs	(4,501)	(4,501)

Net income (loss)	782	688
Preferred stock cumulative dividend	(134)	(100)
Value of the increase in the Series A Preferred conversion ratio and the additional warrants issued to Birks	—	(17)

Net income (loss) attributable to common stockholders	$648	$571

Weighted average shares outstanding:
Basic	36,968,296	36,968,296
Diluted	93,177,445	93,177,445

Income (loss) per share:

Basic	$0.02	$0.02

Diluted	$0.01	$0.01

SUPPLEMENTAL INFORMATION:

Reconciliation of Diluted Income Per

Share – Year Ended March 26, 2005:

Income (Numerator):
Net income	$688,000

Weighted Average Shares (Denominator):
Basic	36,968,296
Diluted Options	1,572,988
Diluted Preferred Shares	51,499,525
Diluted Warrants	3,136,636

93,177,445

Diluted Earnings Per Share:	$0.0l

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts shown in thousands except share and per share data)

	March 26, 2005	March 26, 2005
		(as Revised)
ASSETS
Current Assets:
Cash and cash equivalents	$1,220	$1,220
Accounts receivable (net of allowance for doubtful accounts of $962)	6,936	6,936
Inventories	80,439	80,439
Other current assets	632	632

Total current assets	89,227	89,227

Property, net	13,143	13,143
Other assets	416	416

Total non-current assets	13,559	13,559

Total assets	$102,786	$102,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,045	$13,139
Accrued expenses	6,786	6,786
Credit facility	33,501	33,501

Total current liabilities	53,332	53,426

Term loan	12,668	12,668
Other long term liabilities	2,401	2,401

Total long term liabilities	15,069	15,069

Stockholders’ Equity:
Series A-1 convertible preferred stock, $.001 par value, 15,050 authorized, issued and outstanding.	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 46,975,546. issued	5	5
Additional paid-in capital	207,100	207,100
Accumulated deficit	(143,320)	(143,414)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	34,385	34,291

Total liabilities and stockholders’ equity	$102,786	$102,786